Exhibit 99.1
Contact
Black Box Corporation
Gary Doyle
Director - Investor Relations
Phone: (724) 873-6788
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS
PITTSBURGH, PENNSYLVANIA, May 21, 2009 -- Black Box Corporation (NASDAQ:BBOX) today reported results for the fourth quarter of Fiscal 2009 ended March 31, 2009.
For the fourth quarter of Fiscal 2009, diluted earnings per share were 48¢ on net income of $8.4 million or 3.5% of revenues compared to diluted earnings per share of 48¢ on net income of $8.4 million or 3.4% of revenues for the same quarter last year. On a sequential quarter comparison basis, third quarter of Fiscal 2009 diluted earnings per share were 56¢ on net income of $9.8 million or 3.8% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for the fourth quarter of Fiscal 2009 were 96¢ on operating net income (which is a non-GAAP term and is defined below) of $16.8 million or 6.9% of revenues compared to operating earnings per share of 74¢ on operating net income of $13.1 million or 5.3% of revenues for the same quarter last year. Management believes that presenting operating earnings per share and operating net income is useful to investors because it provides a more meaningful comparison of the ongoing operations of the Company.
For the fourth quarter of Fiscal 2009, the Company’s pre-tax reconciling items were $12.4 million with an after-tax impact on net income and EPS of $8.4 million and 48¢, respectively. During the fourth quarter of Fiscal 2008, as previously disclosed, the Company’s pre-tax reconciling items were $7.8 million with an after-tax impact on net income and EPS of $4.7 million and 26¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above. Included in our fourth quarter and Fiscal 2009 results is the impact of a decrease in our annual effective tax rate from our previous estimate of 36.5% to the actual effective tax rate of 34.5%, resulting in an effective tax rate of 23.8% for the fourth quarter of Fiscal 2009. This tax rate reduction is primarily the result of a favorable resolution of a previously-reserved Internal Revenue Service audit item. The effective tax rate reduction increased fourth quarter and Fiscal 2009 operating earnings per share by 11¢.
Fourth quarter of Fiscal 2009 total revenues were $241 million, a decrease of $4 million or 2% from $245 million for the same quarter last year. On a sequential quarter comparison basis, third quarter of Fiscal 2009 total revenues were $262 million.
Fourth quarter of Fiscal 2009 cash provided by operating activities was $20 million or 237% of net income, compared to $44 million or 529% of net income for the same quarter last year. Fourth quarter of Fiscal 2009 free cash flow (which is a non-GAAP term and is defined below) was $19 million compared to $43 million for the same quarter last year. On a sequential quarter comparison basis, third quarter of Fiscal 2009 cash provided by operating activities was $13 million or 136% of net income and free cash flow was $11 million. Black Box utilized its fourth quarter of Fiscal 2009 free cash flow primarily to fund acquisition activity of $18 million and to pay dividends of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
Fiscal 2009 diluted earnings per share were $2.59 on net income of $45.3 million or 4.5% of revenues compared to diluted earnings per share of $2.22 on net income of $39.2 million or 3.9% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for Fiscal 2009 were $3.51 on operating net income of $61.4 million or 6.1% of revenues compared to operating earnings per share of $3.20 on operating net income of $56.5 million or 5.6% of revenues for the same period last year.
For Fiscal 2009, the Company’s pre-tax reconciling items were $24.6 million with an after-tax impact on net income and EPS of $16.1 million and 92¢, respectively. For Fiscal 2008, as previously disclosed, the Company’s pre-tax reconciling items were $27.9 million with an after-tax impact on net income and EPS of $17.2 million and 98¢, respectively.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Fiscal 2009 total revenues were $1.0 billion, a decrease of $17 million or 2% from $1.02 billion for the same period last year.
Fiscal 2009 cash provided by operating activities was $72 million or 158% of net income compared to $81 million or 207% of net income for the same period last year. Free cash flow was $68 million compared to $81 million for the same period last year. Black Box utilized its Fiscal 2009 free cash flow primarily to fund current and prior period acquisition activity of $64 million and to pay dividends of $4 million.
The Company’s six-month order backlog was $194 million at March 31, 2009 compared to $159 million for the same quarter last year. On a sequential quarter end comparison basis, the Company’s six-month order backlog was $195 million at December 27, 2008.
For the first quarter of Fiscal 2010, the Company is targeting reported revenues of approximately $220 million to $225 million and corresponding operating earnings per share in the range of 63¢ to 68¢. Included in these projections is an effective tax rate of 37.5%.
All of the above exclude acquisition-related expense, employee severance costs, historical stock option granting practices investigation and related matters costs and the impact of changes in the fair market value of the Company’s interest-rate swap, and all of the above are before any new mergers and acquisition activity that has not been announced. The Company has traditionally excluded stock-based compensation expense from its projections but will include such expenses prospectively.
Commenting on Fiscal 2009 results and the first quarter of Fiscal 2010 outlook, Terry Blakemore, President and Chief Executive Officer said, “I am pleased with Black Box’s achievements for both the fourth quarter and Fiscal 2009.  Our experienced management team has been proactive in implementing financial and operational programs in this challenging economic environment. We worked with our customers to introduce our DVH® solution suite into new markets and drive revenue with our innovative product offerings and world-class technical service. In addition to our top-line goals, we have and will continue to maintain our disciplined approach towards cost and expense management. While implementing headcount reductions, we have used the opportunity to create efficiencies in our organization including the consolidation of back office functions as well as real estate cost savings.”
“Our focus on balance sheet management and strong positive cash flow continues to provide the resources to implement our previously-stated strategy of expanding through selective strategic acquisitions. I am confident that Black Box is well positioned to leverage its financial and operating strengths and will emerge from the current economic environment as a stronger force in the industry.”
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, May 21, 2009. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 978968. A live audio webcast of the conference call will be available. To access the webcast, please visit the Investor Relations section of the Black Box website at www.blackbox.com. Please login approximately 10 minutes prior to the start of the conference call.
Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services 175,000 clients in 141 countries with 192 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box®, the Double Diamond logo and DVH® are registered trademarks of BB Technologies, Inc.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the timing and final outcome of the ongoing review of the Company’s stock option practices, including the related Securities and Exchange Commission (“SEC”) investigation, shareholder derivative lawsuit and tax matters, and the impact of any actions that may be required or taken as a result of such review, SEC investigation, shareholder derivative lawsuit or tax matters, levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, successful implementation of our M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three-months ended		Fiscal Year ended
	March 31,		March 31,
In thousands, except per share amounts	2009	2008	2009	2008

Revenues
Hotline products	$45,785	$60,287	$209,793	$235,314
On-Site services	195,547	185,210	789,755	781,428

Total	241,332	245,497	999,548	1,016,742

Cost of sales
Hotline products	24,282	30,301	108,561	122,011
On-Site services	131,987	126,216	533,807	528,111

Total	156,269	156,517	642,368	650,122

Gross profit	85,063	88,980	357,180	366,620

Selling, general & administrative expenses	68,105	67,260	266,387	275,309
Intangibles amortization	3,803	1,635	10,790	6,679

Operating income	13,155	20,085	80,003	84,632

Interest expense (income), net	2,174	6,095	10,279	21,298
Other expenses (income), net	18	(41)	561	(197)

Income before provision for income taxes	10,963	14,031	69,163	63,531

Provision for income taxes	2,613	5,637	23,854	24,298

Net income	$8,350	$8,394	$45,309	$39,233

Earnings per common share
Basic	$0.48	$0.48	$2.59	$2.23

Diluted	$0.48	$0.48	$2.59	$2.22

Weighted average common shares outstanding
Basic	17,533	17,614	17,527	17,605

Diluted	17,533	17,616	17,527	17,653

Dividends per share	$0.06	$0.06	$0.24	$0.24

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	March 31, 2009	March 31, 2008

Assets
Cash and cash equivalents	$23,720	$26,652
Accounts receivable, net	163,975	162,289
Inventories, net	55,898	67,537
Costs/estimated earnings in excess of billings on uncompleted contracts	66,066	58,611
Prepaid and other current assets	30,809	31,529

Total current assets	340,468	346,618

Property, plant and equipment, net	28,419	32,822
Goodwill	621,948	586,856
Intangibles
Customer relationships, net	105,111	67,331
Other intangibles, net	37,684	32,524
Other assets	2,858	7,700

Total assets	$1,136,488	$1,073,851

Liabilities
Accounts payable	$79,021	$71,670
Accrued compensation and benefits	30,446	22,654
Deferred revenue	35,520	37,467
Billings in excess of costs/estimated earnings on uncompleted contracts	18,217	19,946
Income taxes	5,164	13,810
Other liabilities	41,891	47,040

Total current liabilities	210,259	212,587
Long-term debt	249,260	195,904
Other liabilities	29,670	25,086

Total liabilities	489,189	433,577

Stockholders’ equity
Common stock	25	25
Additional paid-in capital	445,774	443,380
Retained earnings	521,023	479,921
Accumulated other comprehensive income	3,572	40,043
Treasury stock	(323,095)	(323,095)

Total stockholders’ equity	647,299	640,274

Total liabilities and stockholders’ equity	$1,136,488	$1,073,851

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-months ended		Fiscal Year ended
	March 31,		March 31,
In thousands	2009	2008	2009	2008

Operating Activities
Net income	$8,350	$8,394	$45,309	$39,233
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	6,289	4,273	20,722	17,737
Loss (gain) on sale of property	19	21	(65)	462
Deferred taxes	4,602	791	4,512	4,901
Tax impact from stock options	58	2,472	1,193	6,792
Stock compensation expense	805	498	3,042	3,217
Change in fair value of interest-rate swap	(533)	2,555	(974)	4,576
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	11,795	18,345	26,279	4,852
Inventories, net	6,270	7,124	11,455	7,829
All other current assets excluding deferred tax asset	(307)	2,569	(11,933)	12,328
Liabilities exclusive of long-term debt	(17,545)	(2,657)	(27,974)	(20,806)

Net cash provided by (used for) operating activities	$19,803	$44,385	$71,566	$81,121

Investing Activities
Capital expenditures	$(325)	$(829)	$(2,178)	$(3,241)
Capital disposals	120	19	288	105
Acquisition of businesses (payments)/recoveries	(20,650)	(3,056)	(117,184)	(13,713)
Prior merger-related (payments)/recoveries	(159)	(1,236)	(421)	(3,432)

Net cash provided by (used for) investing activities	$(21,014)	$(5,102)	$(119,495)	$(20,281)

Financing Activities
Proceeds from borrowings	$70,905	$43,475	$308,567	$196,750
Repayment of borrowings	(67,091)	(67,652)	(257,470)	(240,030)
Proceeds from the exercise of stock options	--	706	545	5,878
Deferred financing costs	--	(471)	(125)	(471)
Payment of dividends	(1,052)	(1,060)	(4,206)	(4,225)
Purchase of treasury stock	--	(6,059)	--	(6,062)

Net cash provided by (used for) financing activities	$2,762	$31,061	$47,311	$(48,160)

Foreign currency exchange impact on cash	$(388)	$(1,679)	$(2,314)	$(3,185)

Increase / (decrease) in cash and cash equivalents	$1,163	$6,543	$(2,932)	$9,495
Cash and cash equivalents at beginning of period	$22,557	$20,109	$26,652	$17,157

Cash and cash equivalents at end of period	$23,720	$26,652	$23,720	$26,652

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, cash provided by operating activities excluding restructuring payments (see below for reference), operating net income, operating earnings per share, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, adjusted operating income and same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided Management explanations regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.
Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude costs for employee severance and facility consolidations (“employee severance and facility consolidations costs”) incurred during the periods reported in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services that will impact future operating results, (iii) the non-GAAP financial measures exclude certain costs, incurred during the periods reported as a result of past acquisitions, including restructuring, severance and other integration costs (collectively referred to as “acquisition integration costs”) that will impact future operating results, (iv) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (v) the non-GAAP financial measures exclude non-cash stock-based compensation charges, which are similar to cash compensation paid to employees and are an integral part of achieving our operating results, (vi) the non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, (vii) the non-GAAP financial measures exclude historical stock option granting practices investigation costs, including costs associated with the related SEC investigation, shareholder derivative lawsuit and tax matters, (viii) the non-GAAP financial measures exclude the non-cash change in fair value of the interest-rate swap which will continue to impact the Company’s earnings until the interest-rate swap is settled, (ix) the non-GAAP financial measures exclude expenses incurred as a result of measures taken by the Company to address the application of Section 409A of the Internal Revenue Code of 1986, as amended (hereinafter referred to as “409A expenses”) and (x) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free cash flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments. Management’s reasons for exclusion of each item are explained in further detail below.
Net capital expenditures
The Company believes net capital expenditures must be taken into account along with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
Foreign currency translation adjustment
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and/or negative impact of such charges as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	4Q09	3Q09	4Q08	FY09	FY08

Cash provided by operating activities	$19,803	$13,378	$44,385	$71,566	$81,121
Capital expenditures	(325)	(329)	(829)	(2,178)	(3,241)
Capital disposals	120	64	19	288	105
Foreign currency exchange impact on cash	(388)	(1,999)	(1,679)	(2,314)	(3,185)

Free cash flow before stock option exercises	$19,210	$11,114	$41,896	$67,362	$74,800
Proceeds from stock option exercises	--	--	706	545	5,878

Free cash flow	$19,210	$11,114	$42,602	$67,907	$80,678

Cash provided by operating activities excluding restructuring payments
Cash provided by operating activities excluding restructuring payments is defined by the Company as cash provided by operating activities plus restructuring payments. Restructuring payments are the cash payments made during the period for employee severance costs and/or acquisition integration costs. The Company believes that restructuring payments should be added to cash provided by operating activities to more accurately reflect the cash flow from operations.
A reconciliation of cash provided by operating activities to cash provided by operating activities excluding restructuring payments is presented below:

	4Q09	3Q09	4Q08	FY09	FY08

Cash provided by operating activities	$19,803	$13,378	$44,385	$71,566	$81,121
Restructuring payments	4,339	2,314	2,758	11,941	13,273

Cash provided by operating activities excluding restructuring payments	$24,142	$15,692	$47,143	$83,507	$94,394

Operating net income and operating earnings per share (“EPS”)
Management believes that operating net income, defined by the Company as net income plus reconciling items, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Reconciling items include employee severance and facility consolidation costs, acquisition integration costs, amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up depreciation expense on acquisitions, historical stock option granting practices investigation and related matters costs, the change in fair value of the interest-rate swap and 409A expenses. Management’s reason for exclusion of each item is explained in further detail below.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Employee severance and facility consolidation costs
The Company believes that incurring costs in the current period(s) in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services will result in a long-term positive impact on financial performance in the future. Employee severance and facility consolidation costs are presented in accordance with GAAP in the Company’s Condensed Consolidated Statements of Income. However, due to the material amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
Acquisition integration costs
The Company believes that incurring costs in the current period(s) as part of a restructuring plan or as a result of economies of scale from acquisitions will result in a long-term positive impact on financial performance in the future. Acquisition integration costs are presented in accordance with GAAP in the Company’s Condensed Consolidated Statements of Income. However, due to the material amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.
Stock-based compensation expense
The Company records non-cash stock-based compensation expense equal to the fair value of share-based payment awards to its directors, executives and employees. Non-cash stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock-based compensation and its related tax impact.
Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the asset’s useful life, and generally cannot be changed or influenced by Management after the acquisition.
Historical stock option granting practices investigation and related matters costs
The Company incurs costs in connection with its investigation of historical stock option granting practices, including the related SEC investigation, shareholder derivative lawsuit and tax matters. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Change in fair value of the interest-rate swap
To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company entered into a five-year interest-rate swap (“interest-rate swap”) that does not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swap as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.
409A expenses
The Company incurred significant costs as a result of measures taken to address the application of Section 409A of the Internal Revenue Code of 1986, as amended, related to its stock options. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

The following table represents the Company’s pre-tax reconciling items:

	4Q09	3Q09	4Q08	FY09	FY08

Non-cash charges
Amortization of intangible assets on acquisitions	$3,785	$3,231	$1,599	$10,671	$6,501
Stock-based compensation expense	805	855	498	3,042	3,217
Asset write-up depreciation expense on acquisitions	507	485	614	1,888	2,178
Change in fair value of interest-rate swap	(533)	2,436	2,555	(974)	4,576

Total Non-cash charges	$4,564	$7,007	$5,266	$14,627	$16,472

Cash charges
Employee severance and facility consolidations costs	$6,946	$1,697	$--	$8,643	$--
Acquisition integration costs	--	--	2,255	--	8,671
Historical stock option granting practices investigation and related matters costs	939	88	69	1,359	1,221
409A expenses	--	--	183	--	1,524

Total Cash charges	$7,885	$1,785	$2,507	$10,002	$11,416

Total pre-tax reconciling items	$12,449	$8,792	$7,773	$24,629	$27,888

A reconciliation of net income to operating net income is presented below:

	4Q09	3Q09	4Q08	FY09	FY08

Net income	$8,350	$9,827	$8,394	$45,309	$39,233
% of Revenue	3.5%	3.8%	3.4%	4.5%	3.9%
Reconciling items, after tax	8,400	5,583	4,662	16,135	17,222

Operating net income	$16,750	$15,410	$13,056	$61,444	$56,455
% of Revenue	6.9%	5.9%	5.3%	6.1%	5.6%

A reconciliation of diluted EPS to operating EPS is presented below:

	4Q09	3Q09	4Q08	FY09	FY08

Diluted EPS	$0.48	$0.56	$0.48	$2.59	$2.22
EPS impact of reconciling items	0.48	0.32	0.26	0.92	0.98

Operating EPS	$0.96	$0.88	$0.74	$3.51	$3.20

EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as income before provision for income taxes plus interest, depreciation and amortization, is a widely accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock-based compensation expense, may also be used to measure the Company’s ability to service its debt.
A reconciliation of net income to EBITDA is presented below:

	4Q09	3Q09	4Q08	FY09	FY08

Income before provision for income taxes	$10,963	$15,474	$14,031	$69,163	$63,531
Interest	2,174	5,722	6,095	10,279	21,298
Depreciation/Amortization	6,289	5,834	4,273	20,722	17,737

EBITDA	$19,426	$27,030	$24,399	$100,164	$102,566
Stock-based compensation expense	805	855	498	3,042	3,217

Adjusted EBITDA	$20,231	$27,885	$24,897	$103,206	$105,783

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Supplemental Information
The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the fourth quarter of Fiscal 2009 and 2008, third quarter of Fiscal 2009 and/or Fiscal 2009 and 2008. All dollar amounts are in thousands unless noted otherwise.
Geographical Segment Results
Management is presented with and reviews revenues, operating income and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include employee severance and facility consolidation costs, acquisition integration costs, amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up depreciation expense on acquisitions, historical stock option granting practices investigation and related matters costs and 409A expenses. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	4Q09	3Q09	4Q08	FY09	FY08

Revenues
North America	$207,248	$223,820	$199,763	$838,871	$837,402
Europe	25,727	28,591	35,119	121,839	138,927
All Other	8,357	9,442	10,615	38,838	40,413

Total	$241,332	$261,853	$245,497	$999,548	$1,016,742

Operating income
North America	$9,737	$17,267	$12,998	$61,651	$57,964
% of North America revenues	4.7%	7.7%	6.5%	7.3%	6.9%
Europe	$2,397	$2,882	$5,072	$12,548	$19,278
% of Europe revenues	9.3%	10.1%	14.4%	10.3%	13.9%
All Other	$1,021	$1,423	$2,015	$5,804	$7,390
% of All Other revenues	12.2%	15.1%	19.0%	14.9%	18.3%

Total	$13,155	$21,572	$20,085	$80,003	$84,632
% of Total revenues	5.5%	8.2%	8.2%	8.0%	8.3%

Reconciling items (pretax)
North America	$11,657	$5,878	$5,218	$23,800	$23,312
Europe	1,112	465	--	1,577	--
All Other	213	13	--	226	--

Total	$12,982	$6,356	$5,218	$25,603	$23,312

Adjusted Operating income
North America	$21,394	$23,145	$18,216	$85,451	$81,276
% of North America revenues	10.3%	10.3%	9.1%	10.2%	9.7%
Europe	$3,509	$3,347	$5,072	$14,125	$19,278
% of Europe revenues	13.6%	11.7%	14.4%	11.6%	13.9%
All Other	$1,234	$1,436	$2,015	$6,030	$7,390
% of All Other revenues	14.8%	15.2%	19.0%	15.5%	18.3%

Total	$26,137	$27,928	$25,303	$105,606	$107,944
% of Total revenues	10.8%	10.7%	10.3%	10.6%	10.6%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Service Type Results
Management is presented with and reviews revenues and gross profit for Data Services, Voice Services and Hotline Services which are presented below:

	4Q09	3Q09	4Q08	FY09	FY08

Revenues
Data Services	$49,600	$52,238	$47,615	$191,436	$194,454
Voice Services	145,947	158,065	137,595	598,319	586,974
Hotline Services	45,785	51,550	60,287	209,793	235,314

Total	$241,332	$261,853	$245,497	$999,548	$1,016,742

Gross profit
Data Services	$13,994	$15,247	$13,285	$55,407	$57,747
% of Data Services revenues	28.2%	29.2%	27.9%	28.9%	29.7%
Voice Services	$49,566	$51,501	$45,709	$200,541	$195,570
% of Voice Services revenues	34.0%	32.6%	33.2%	33.5%	33.3%
Hotline Services	$21,503	$24,170	$29,986	$101,232	$113,303
% of Hotline Services revenues	47.0%	46.9%	49.7%	48.3%	48.1%

Total	$85,063	$90,918	$88,980	$357,180	$366,620
% of Total revenues	35.2%	34.7%	36.2%	35.7%	36.1%

Same-office revenue comparisons
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, the revenue from offices added below relates to the North American Data Services and North American Voice Services. Reported same-office comparisons for the Company’s North America, Data Services and Voice Services segments can be determined by excluding the revenues from offices added since 4/1/07 or 9/28/08 as shown below.
Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	4Q09	4Q08	% Change

Reported revenues	$241,332	$245,497	(2%)
Less revenue from Data Services offices added since 4/1/07 (1Q08)	(14,977)	--
Less revenue from Voice Services offices added since 4/1/07 (1Q08)	(17,123)	(176)

Reported revenues on same-office basis	209,232	245,321	(15%)
Foreign currency impact	7,342	--

Revenues on same-office basis (excluding foreign currency impact)	$216,574	$245,321	(12%)

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	FY09	FY08	% Change

Reported revenues	$999,548	$1,016,742	(2%)
Less revenue from Data Services offices added since 4/1/07 (1Q08)	(27,603)	--
Less revenue from Voice Services offices added since 4/1/07 (1Q08)	(66,103)	(7,176)

Reported revenues on same-office basis	905,842	1,009,566	(10%)
Foreign currency impact	6,526	--

Revenues on same-office basis (excluding foreign currency impact)	$912,368	$1,009,566	(10%)

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	4Q09	3Q09	% Change

Reported revenues	$241,332	$261,853	(8%)
Less revenue from Data Services offices added since 9/28/08 (3Q09)	(14,977)	(12,626)
Less revenue from Voice Services offices added since 9/28/08 (3Q09)	--	--

Reported revenues on same-office basis	226,355	249,227	(9%)
Foreign currency impact	1,244	--

Revenues on same-office basis (excluding foreign currency impact)	$227,599	$249,227	(9%)

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Significant Balance Sheet ratios and Other Information
Information on certain balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	4Q09		3Q09		4Q08

Accounts receivable
Gross accounts receivable	$173.9		$172.4		$174.9
Reserve $ / %	$9.9	5.7%	$11.0	6.4%	$12.6	7.2%

Net accounts receivable	$164.0		$161.4		$162.3

Net days sales outstanding	53 days		54 days		55 days

Inventory
Gross inventory	$76.2		$82.5		$87.9
Reserve $ / %	$20.3	26.6%	$20.7	25.1%	$20.4	23.2%

Net inventory	$55.9		$61.8		$67.5

Net inventory turns	8.5x		8.6x		7.1x

Six-month order backlog	$194		$195		$159

Team members	4,542		4,745		4,313

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746